Exhibit 5.1

November 18, 2021

Lottery.com Inc.

20808 State Hwy 71 W, Unit B
Spicewood, Texas 78669

Ladies and Gentlemen:

We have acted as New York counsel to Lottery.com Inc., a corporation organized under the laws of Delaware (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (as amended, the “Registration Statement”) and the related prospectus pertaining to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale (i) by the Company of up to 30,125,000 shares of common stock of the Company, par value $0.001 (the “Common Stock”), which includes (a) up to 20,125,000 shares of Common Stock which may be issued upon the exercise of warrants (the “Public Warrants”) originally sold as part of the units sold in the Company’s initial public offering (the “Public Warrant Shares”) and (b) up to 10,000,000 shares of Common Stock (the “Earnout Shares”) that may be issued from time to time upon achievement of certain stock price thresholds in accordance with the terms of the Business Combination Agreement (as defined below), and (ii) the offer and sale from time to time by the selling stockholders named in the Registration Statement of (a) up to 25,394,798 shares of our Common Stock, which includes (i) 18,948,289 shares of issued and outstanding Common Stock (the “Outstanding Secondary Shares”), (ii) 6,050,834 Earnout Shares (the “Secondary Earnout Shares”), and (b) 395,675 shares of Common Stock underlying warrants that were initially issued by AutoLotto, Inc. (the “AutoLotto Warrants” and, together with the Public Warrants, the “Warrants”) and which became warrants to purchase shares of Common Stock (the “AutoLotto Warrant Shares” and, together with the Public Warrant Shares, the “Warrant Shares”).

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, or any prospectus filed pursuant to Rule 424(b) with respect thereto, other than as expressly stated herein.

In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

(a)	the Registration Statement;

Lottery.com Inc.

November 18, 2021

(b)	the Warrant Agreement, dated as of May 29, 2018, by and between Trident Acquisitions Corp. and Continental Stock Transfer & Trust Company;

(c)	the Business Combination Agreement, dated as of February 21, 2021 by and among Trident Acquisitions Corp., Trident Merger Sub II Corp., and AutoLotto, Inc. (the “Business Combination Agreement”);

(d)	the Investor Rights Agreement, dated as of October 29, 2021, by and among Lottery.com and the other parties thereto;

(e)	a copy of the Second Amended and Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware on October 29, 2021;

(f)	a copy of the Amended and Restated Bylaws of the Company as in effect on October 29, 2021; and

(g)	a copy of Resolutions of the Board of Directors of the Company adopted on October 29, 2021 certified by the Secretary of the Company.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed.

Based upon the foregoing assumptions and the assumptions set forth below, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1. The Earnout Shares, when issued in accordance with the terms of the Business Combination Agreement, will be validly issued, fully paid and non-assessable.

2. The Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of their respective warrant agreements, will be validly issued, fully paid and non-assessable.

3. The Outstanding Secondary Shares are validly issued, fully paid and non-assessable.

Lottery.com Inc.

November 18, 2021

The opinions expressed above are limited to questions arising under the Delaware General Corporation Law. We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the distribution of Common Stock pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel for the Company that has passed on the validity of the Common Stock appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement or any prospectus filed pursuant to Rule 424(b) with respect thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP

ES:SR:RC:SA